CONSENT OF INDEPENDENT AUDITORS


Smith Breeden Series Fund:

We consent to the use in Post-Effective Amendment No. 19 to Registration Statement
No. 33-43089 of our reports dated May 14, 1999 relating to the Smith Breeden Short Duration
U.S. Government Fund and Smith Breeden Intermediate Duration U.S. Government Fund of the
Smith Breeden Series Fund appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the captions "Experts" appearing in the Statement of Additional Information and "Financial Highlights" appearing in the
Prospectus, which also is a part of such Registration Statement.




DELOITTE & TOUCHE LLP
Princeton, New Jersey
July 28, 1999